EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

dMY Squared Technology Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one redeemable warrant(2)	456(o)	8,625,000 Units	$10.00	$86,250,000	0.0000927	$7,995.38

Fees to Be Paid	Equity	Shares of Class A common stock included as part of the units(3)	456(o)	8,625,000 Shares	—	—	—	—(4)

Fees to Be Paid	Equity	Redeemable warrants included as part of the units(3)	456(o)	4,312,500 Warrants	—	—	—	—(4)

	Total Offering Amounts:							$86,250,000

	Total Fees Previously Paid:

	Total Fee Offsets:

	Net Fee Due:							$7,995.38

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Includes 1,125,000 units, consisting of 1,125,000 shares of Class A common stock and 562,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

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